July 28, 1999 Pricing Supplement
to July 28, 1999 Prospectus Supplement
and July 28, 1999 Prospectus

      $1,000,000,000

      CITICORP [LOGO]

      399 Park Avenue
      New York, New York 10043
      212 559-1000

      LIBOR Floating Rate
      Medium-Term Senior Notes, Series F
      due August 2, 2000

      The $1,000,000,000 LIBOR Floating Rate Medium-Term Senior Notes, Series F due August 2, 2000 of Citicorp offered hereby will bear interest at a rate equal to LIBOR plus 0.03% per annum. Interest on the Notes is payable monthly on the 2nd day of each month, commencing September 2, 1999, and at maturity. The Notes are not redeemable prior to maturity.

            o     Price to the public:
                      100% (or $1,000,000,000 for all the Notes).

            o     Underwriting discounts and commissions:
                       0.00988% (or $98,800 for all the Notes).

            o     Net proceeds to Citicorp:
                       99.99012% (or $999,901,200 for all the Notes), before
                       deduction of Citicorp's expenses, estimated at $40,000.

      Citicorp expects that the Notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about August 2, 1999 against payment in immediately available funds.

                              SALOMON SMITH BARNEY

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this pricing supplement to prospectus supplement and prospectus, each dated July 28, 1999, supplement and modify the terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the prospectus and prospectus supplement. Capitalized terms not defined in this pricing supplement have the meanings assigned to them in the prospectus and prospectus supplement.

                                SUMMARY OF TERMS:

Title of Notes:               LIBOR Floating Rate Medium-Term Senior Notes,
                              Series F, Due August 2, 2000.

Aggregate principal amount:   $1,000,000,000.00.

Issue date:                   August 2, 1999.

Maturity:                     August 2, 2000.

Interest rate index:          One-Month LIBOR.

Spread:                       Plus 3 basis points.

Initial interest rate:        5.21% per annum.

Interest rate:                For each interest period, One-Month LIBOR plus
                              0.03%, as determined on the related LIBOR interest determination date, or in the case of the initial interest rate, 5.21% per annum.

Interest commencement date:   August 2, 1999.

Interest payment dates:       Monthly, on the 2nd day of each month, commencing
                              September 2, 1999, and at maturity.

Interest period:              Monthly.

Interest reset dates:         The 2nd day of each month, commencing September 2,
                              1999.

LIBOR interest
determination dates:          Pertaining to an interest reset date, the second
                              London market day preceding the related interest reset date.

Index maturity:               One month.

LIBOR screen reference:       Telerate screen page 3750.

Calculation dates:            The related LIBOR interest determination dates.

Redemption:                   Neither Citicorp nor the holder of any Note has
                              the option to redeem the Notes prior to their maturity specified above.

Record date:                  The date that is 15 calendar days prior to the
                              related interest payment date.

Calculation agent:            Citibank, N.A.

CUSIP Number:                 17303 LTC5.

Minimum denomination:         $1,000.

Underwriter:                  Salomon Smith Barney Inc.

July 28, 1999 Prospectus Supplement
to July 28, 1999 Prospectus

CITICORP [LOGO]

399 Park Avenue
New York, New York 10043
212 559-1000

$3,250,000,000
Medium-term Senior Notes, Series F
Medium-term Subordinated Notes, Series F
--------------------------------------------------------------------------------

We will provide the price to the public, selling agent's fee or underwriter's commission and other specific terms of each issuance of offered Notes in a pricing supplement that we will deliver to prospective buyers of those Notes along with this prospectus supplement and the prospectus.

If we sell all the Notes, we will receive net proceeds of $3,152,500,000 to $3,245,937,500 and the selling agents and underwriters will receive fees and commissions of $4,062,500 to $97,500,000.

We do not intend to list any of the Notes on any national securities exchange or NASDAQ.

The Notes are not deposits or savings accounts but are unsecured debt obligations of Citicorp. The Notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency nor are they obligations of, or backed by, any other person.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SALOMON SMITH BARNEY

                              TABLE OF CONTENTS
                            PROSPECTUS SUPPLEMENT
                                                                      Page No.
                                                                      --------

Summary................................................................   S-3
Description of Notes...................................................   S-5
       Interest........................................................   S-7
       Fixed Rate Notes................................................   S-7
       Floating Rate Notes.............................................   S-7
       Book-Entry Notes................................................  S-14
United States Taxation.................................................  S-16
       Payments of Interest............................................  S-17
       Original Issue Discount.........................................  S-17
       Notes Purchased at a Premium....................................  S-23
       Purchase, Sale and Retirement of Notes..........................  S-23
       Exchange of Amounts in Currencies Other Than U.S. Dollars.......  S-24
       Backup Withholding and Information Reporting....................  S-24
Plan of Distribution...................................................  S-24
Legal Opinions.........................................................  S-26

                                  PROSPECTUS
Citicorp...............................................................   2
        Holding Company................................................   2
Use of Proceeds........................................................   3
Ratios of Earnings to Fixed Charges....................................   3
Description of Notes...................................................   3
        Form, Exchange, Registration and Transfer......................   5
        Payment and Paying Agents......................................   5
        Global Notes...................................................   6
        Limitations on Liens on Stock of Citibank, N.A.................   6
        Defaults; Events of Default....................................   6
        Meetings, Modification and Waiver..............................   7
        Consolidation, Merger and Sale of Assets.......................   9
        Notices........................................................   9
        Title..........................................................   9
        Replacement of Notes and Coupons...............................   9
        Defeasance and Covenant Defeasance.............................  10
        Subordination..................................................  10
        Governing Law..................................................  11
        The Trustees...................................................  11
Foreign Currency Risks.................................................  12
        Exchange Rates and Exchange Controls...........................  12
ERISA Matters..........................................................  12
Plan of Distribution...................................................  12
Legal Opinions.........................................................  13
Experts................................................................  14
Where You Can Find Additional Information..............................  14

                                     SUMMARY

This summary highlights the important terms of the Notes, which we describe in greater detail in this prospectus supplement and the prospectus. You should read this prospectus supplement and the prospectus in their entirety, as well as the related pricing supplement, before you decide to buy any Notes.

We will provide the specific terms of each issuance of Notes in a pricing supplement that we will deliver, along with this prospectus supplement and the prospectus, to prospective buyers of those Notes.

Citicorp expects that the terms described in this prospectus supplement and the prospectus will apply to most of the Notes that Citicorp issues. However, we may issue Notes with terms other than or that conflict with the terms in this prospectus supplement or the prospectus. We will describe those terms in the pricing supplement that we deliver when we offer those Notes for sale.

You should rely on information in the pricing supplement if it conflicts with information in this prospectus supplement and the prospectus and you should rely on information in this prospectus supplement if it conflicts with information in the prospectus.

THE NOTES

Citicorp may issue at various times up to $3,250,000,000 of its medium-term Senior Notes, Series F and medium-term Subordinated Notes, Series F. We may also issue senior and subordinated medium-term notes of other series as well as other senior and subordinated indebtedness while the Notes are outstanding.

The Senior Notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will also be unsecured and will rank equally with all other unsecured and subordinated indebtedness of Citicorp, except that the Subordinated Notes will rank above any subordinated indebtedness that we designate, at issuance, as junior to the Subordinated Notes. The Senior Notes will rank above all subordinated notes in right of payment.

The pricing supplement for each issuance of Notes will state:

o     whether the Notes are Senior Notes or Subordinated Notes;

o the maturity of the Notes, which will be between 9 months and 60 years from the date we issue them;

o     the price at which we are offering the Notes;

o     the currency in which the Notes are denominated if not U.S. dollars;

o     whether the Notes will:

      1.    pay interest at a fixed rate, which we will pay semi-annually;

      2. pay interest at a floating rate, which we will pay monthly, quarterly, semi-annually or annually, as indicated in the pricing supplement, and the particular rate or index upon which that floating rate will be based; or

      3. be an indexed Note, an original issue discount Note or a zero coupon Note (on which we will not pay interest);

o the date on which interest will begin to accrue on the Notes, the dates on which we will pay interest on the Notes, and the record dates for the payment of interest and the repayment of the principal amount of the Notes; and

o the redemption and repurchase rights, if any, that we or the holders of the Notes will have.

Each Note that we issue will have a minimum denomination of $50,000. Notes issued in a foreign or composite currency may have a different minimum denomination. We will pay interest and principal on each Note in the currency of that Note. We will pay interest and principal on Notes issued in U.S. dollars in immediately available funds at the office in New York City that Citibank, acting as paying agent for those Notes, designates. You may register a transfer of or exchange your U.S. dollar-denominated Note at that office.

The trustee under the indenture that governs the Senior Notes will be United States Trust Company of New York. The trustee under the indenture that governs the Subordinated Notes will be The Chase Manhattan Bank.

PLAN OF DISTRIBUTION

The Notes may be offered for sale through Salomon Smith Barney Inc. and may also be offered through other securities firms acting as agent or principal or directly by Citicorp. The pricing supplement for each issue of Notes will indicate:

o     how those Notes will be distributed;

o     the agents or underwriters for the Notes;

o     the selling agent fees or underwriter's commission to be paid by Citicorp;
      and

o any additional terms that we do not describe or that apply instead of those terms described in this prospectus supplement or the prospectus.

                              DESCRIPTION OF NOTES

      This prospectus supplement describes additional terms and provisions of the Notes that we describe generally under "Description of Notes" on page 3 of the prospectus. These descriptions apply to each issuance of the Notes unless we indicate otherwise in the pricing supplement.

      We will offer our medium-term Senior Notes, Series F and medium-term Subordinated Notes, Series F by this prospectus supplement. We refer to the medium-term Senior Notes, Series F as the Senior Notes, the medium-term Subordinated Notes, Series F as the Subordinated Notes and the Senior Notes and the Subordinated Notes together as the Notes.

      We will sell the Notes in issuances consisting of one or more Notes having the same issue date. We will establish the specific terms of each issuance of Notes when we issue those Notes and describe those terms in the pricing supplement.

      The interest rate on the Notes, except zero-coupon Notes, will either be a fixed rate or a variable rate. Variable interest rates will be based on the interest rate index or other formula specified in the pricing supplement. Zero-coupon Notes will be issued at a price lower than the principal amount payable at that Note's stated maturity, that is, the date specified in the pricing supplement as the date on which the principal amount of the Note is payable. We will not pay interest on zero-coupon Notes prior to their maturity, that is, the date on which the unpaid principal amount of those Notes actually becomes due and payable. As described below, we may also issue original issue discount Notes or indexed notes, which may or may not be zero-coupon Notes.

      Each of the Senior Notes and the Subordinated Notes constitutes a single series for purposes of the applicable Indenture and may be issued in an aggregate principal amount of up to $3,250,000,000 for the Senior Notes and the Subordinated Notes. Citicorp can reduce or increase these limits. No reduction, however, will affect any outstanding Note or any Note as to which Citicorp has accepted an offer to purchase. See "Plan of Distribution" on page S-24.

                                     RANKING

      The Senior Notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be unsecured and will rank equally with all other unsecured and subordinated indebtedness of Citicorp, other than any subordinated indebtedness that Citicorp designates at its issuance as junior to the Subordinated Notes.

                                  DENOMINATIONS

      We will issue Notes denominated in U.S. dollars only in denominations of $50,000 and integral multiples of $1,000 in excess of $50,000.

                                 FORMS OF NOTES

      The Notes will be issued in fully registered form and will be represented by one or more global Notes registered in the name of The Depository Trust Company, as securities depositary. We will indicate in a pricing supplement if the related issue of Notes will be issued in definitive form. We refer to The Depository Trust Company as the Depositary and each beneficial interest in a global Note as a book-entry Note.

      The description of the Notes in this prospectus supplement applies to definitive Notes and to any global Note or Notes representing book-entry Notes. For a description of special provisions that apply to book-entry Notes, see "Book-Entry Notes" on page S-14 below.

                          ORIGINAL ISSUE DISCOUNT NOTES

      We may issue Notes as original issue discount Notes. An original issue discount Note is a Note, including a zero-coupon Note, that is issued at a price lower than the principal amount payable at its stated maturity. Upon redemption or acceleration of the stated maturity of an original issue discount Note, an amount less than the principal amount payable at its stated maturity, as determined in accordance with its terms, becomes due and payable.

      Original issue discount Notes, as well as other Notes offered under this prospectus supplement, may, for United States federal income tax purposes, be considered discount Notes. Some holders of, or owners of beneficial interests in, original issue discount Notes that have a stated maturity of more than one year from their date of issue must include original issue discount in income as it accrues, generally before they receive the cash attributable to that income.

                                  INDEXED NOTES

      Citicorp may issue Notes as indexed notes. Holders of indexed Notes may receive a principal amount at maturity that is greater or less than the face amount of those Notes, depending upon the fluctuation of the relative value, rate or price of the specified index, which may include one or more securities, commodities or currencies. The pricing supplement relating to an issue of indexed Notes will describe:

o how we will determine the principal amount that is payable at maturity and any interest that is payable;

o historical information regarding the relative value, rate or price of the specified index;

o     the face amount of the indexed Note;

o     any related principal U.S. federal income tax considerations;

o     if applicable, risk factors relating to an investment in the indexed
      Notes; and

o how the amount of principal or interest payable will be calculated if the specified index becomes unavailable.

                                   REDEMPTION

      If Citicorp can redeem a Note before its stated maturity, the pricing supplement will indicate:

      o     at what times and prices it may exercise that right of redemption;
            and

      o     if the redemption may be made in whole or in part.

      If the holder of a Note can obligate Citicorp to redeem or purchase a Note before its stated maturity, the pricing supplement will indicate:

      o     at what times and prices the holder may exercise that right;

      o     whether the redemption or purchase may be made in whole or in part;
            and

      o     the other terms and provisions of that obligation.

                                PAYMENTS ON NOTES

      Unless otherwise specified in the pricing supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium or interest will be made in U.S. dollars.

      Citibank, acting as paying agent, will make payments on the Notes at the office it designates in New York City. It will make these payments in immediately available funds to holders that present their Notes to the paying agent in time for payment to be made in immediately available funds in accordance with its normal payment procedures.

                            REGISTRATION AND TRANSFER

      A holder may present a definitive registered Note for registration of transfer or exchange at the offices of Citibank, acting as security registrar and transfer agent, at the office Citibank designates in New York City.

INTEREST

      Each Note, except a zero-coupon Note, will bear interest at either a fixed rate or a variable rate. We refer to a Note that bears interest at a fixed rate as a fixed rate Note and a Note that bears interest at a variable rate as a floating rate Note. We will not pay interest on zero-coupon Notes prior to their maturity.

      Under no circumstances will any Note bear interest at a rate higher than the maximum rate permitted by applicable law. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit does not apply to Notes in which the buyer invests $2,500,000 or more.

                         INTEREST PERIODS, RECORD DATES,
                             INTEREST PAYMENT DATES

      Interest will accrue on each Note from and including its issue date to but excluding that Note's first interest payment date and, in each successive period, from and including an interest payment date to but excluding the next interest payment date or at maturity. We refer to each period during which interest accrues as an interest period. Interest on a Note will be due and payable on each interest payment date and at maturity. We will indicate in the applicable pricing supplement the interest payment dates and maturity for that Note.

      Generally, we will pay interest to the person in whose name a Note is registered at the close of business on the record date immediately preceding the related interest payment date. However, we will pay interest at maturity to the person to whom principal on that Note will be payable. The record date for each interest payment date is the date 15 calendar days prior to that interest payment date.

FIXED RATE NOTES

      For each issuance of fixed rate Notes, we will designate in the pricing supplement the fixed rate of interest at which interest will accrue on that Note. Interest payments for fixed rate Notes will be equal to the amount of interest accrued from the last interest payment date, or the Notes' issue date for the first interest period, to but excluding the next interest payment date, computed using a 360-day year of twelve 30-day months.

      We will pay interest on fixed rate Notes semi-annually and at maturity. If an interest payment date for a fixed rate Note falls on a day that is not a market day, that is, a Saturday, Sunday or other day on which banks generally may or must be closed in New York City, the related payment will be made on the next market day and no additional interest will accrue as a result of the delay.

FLOATING RATE NOTES

      INTEREST RATES

      For each issuance of floating rate Notes, we will designate in the pricing supplement the interest rate index on which interest will be based. The interest rate index may be based on:

o     the commercial paper rate;

o     the London interbank offered rate (or LIBOR);

o     the treasury rate;

o     the certificate of deposit (or CD) rate;

o     the federal funds effective rate;

o     the prime rate;

o     the constant maturity treasury (or CMT) rate; or

o another interest rate index or formula that we describe in the pricing supplement.

      TERMS OF FLOATING RATE NOTES

      We will indicate the following terms for an issuance of floating rate Notes in the pricing supplement:

o     issue date--the date on which the Notes are issued;

o calculation date--the date on which the interest rate for an interest determination date will be calculated;

o spread--the number of basis points to be added to or subtracted from the interest rate index;

o spread multiplier--the percentage to be multiplied by the interest rate index;

o initial interest rate--the interest rate in effect from the issue date to the first interest reset date;

o maximum interest rate--the maximum numerical interest rate, or ceiling, if any, at which interest may accrue during any interest period;

o minimum interest rate--the minimum numerical interest rate, or floor, if any, at which interest may accrue during any interest period;

o     interest payment dates;

o     record dates;

o index maturity--the period to maturity of the instrument on which the Note's interest rate index is based;

o     interest reset dates--the dates on which the interest rate is reset; and

o interest determination dates--the dates as of which the interest rate in effect on an interest reset date is determined.

      INTEREST RESET DATES

      The interest rate on a floating rate Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually. The interest rate in effect on the tenth day before a Note's maturity will apply to the ten days preceding that Note's maturity. If an interest reset date for a floating rate Note is not a market day, the interest reset date for that floating rate Note will be the next market day. In the case of a LIBOR Note, if the next market day--which must also be a London market day (that is, a day on which dealing in U.S. dollars take place in the London interbank market) --falls in the next calendar month, the interest reset date will be the immediately preceding London market day.

      INTEREST DETERMINATION DATES AND PAYMENTS

      If an interest payment date or maturity date for a floating rate Note, other than a LIBOR Note, falls on a day that is not a market day, we will pay interest due on that day on the next market day. If an interest payment date for a LIBOR Note (1) does not fall on a London market day, and (2) the next London market day falls in the next calendar month, then we will pay interest due on that interest payment date on the preceding London market day. Additional interest will accrue as a result of the resulting delay in payment, unless that delay occurs at the maturity of the LIBOR Note.

      The interest determination date for a floating rate Note other than a treasury rate Note will be the second market day before the related interest reset date. The interest determination date for a treasury rate Note will be the day of the week on which Treasury bills are auctioned in the week in which the related interest reset date falls. Treasury bills are normally sold at auction on Monday of each week. However, if that Monday is a legal holiday, the auction is usually held on the next Tuesday or, sometimes, on the preceding Friday. If an auction is held on the preceding Friday because of a legal holiday, that Friday will be the interest determination date for the interest reset date occurring in the following week. If an auction date falls on a day that would otherwise be an interest reset date for a treasury rate Note, then the interest reset date will be the first market day after that auction date.

      Interest payments for a floating rate Note will be the amount of interest accrued to, but excluding, the interest payment date or maturity. However, if the interest reset dates for a floating rate Note are daily or weekly, interest payable on an interest payment date for that Note, other than interest payable when principal on that Note is also payable, will only include interest accrued to and including the previous record date.

      CALCULATIONS OF INTEREST

      We will calculate accrued interest on a floating rate Note by multiplying the face amount of the Note by an accrued interest factor. The accrued interest factor is the sum of the daily interest factors for each day from the issue date, or from the last date to which interest has been paid or provided for, to the date for which accrued interest is being calculated. The daily interest factor for a day is the annual interest rate applicable to that day divided by 360, or, in the case of treasury rate Notes or CMT rate Notes, divided by the actual number of days in the year.

      We will round all percentages resulting from any calculation on floating rate Notes to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. We will round all dollar amounts used in or resulting from any calculation to the nearest cent, with one-half cent being rounded upwards.

      At the request of the holder of a floating rate Note, Citibank, which we have appointed as calculation agent for the Notes, will provide the interest rate then in effect on that Note and, if it has been determined, the interest rate that will become effective for the next interest period.

      We use the following terms to explain how we will determine the interest rate on the types of floating rate Notes that we describe in detail below:

      Money market yield is a yield, expressed as a percentage, calculated in accordance with the following formula:

                      [D  x  360]
Money market yield = --------------- x 100
                     [360 - (D x M)]

where D refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and M refers to the actual number of days in the interest period for which interest is being calculated.

Composite Quotations means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

H.15(519) means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

      COMMERCIAL PAPER RATE NOTES

      Interest will accrue on each commercial paper rate Note at an interest rate based on the commercial paper rate and the spread and/or spread multiplier specified in the pricing supplement.

      Commercial paper rate for an interest determination date means:

1. the money market yield published on that date in H.15(519) under "Commercial Paper-Nonfinancial" for commercial paper with the index maturity; or

2. if the rate described in clause (1) is not published by 9:00 A.M., New York City time, on the calculation date for that date, then the commercial paper rate will be the money market yield on that date for commercial paper having the index maturity published on that date in Composite Quotations under "Commercial Paper"; or

3. if the rate described in clause (2) is not published in Composite Quotations by 3:00 P.M., New York City time, on the calculation date for that interest determination date, then the calculation agent will determine the commercial paper rate by first, selecting three leading dealers of commercial paper in New York City who are providing offered rates, as of 11:00 A.M.,

      New York City time, on the related interest determination date for commercial paper, with the index maturity, of an industrial issuer whose senior unsecured bond rating is Aa or its equivalent from a nationally recognized rating agency, second, computing the mean of those offered rates, and

            third computing the money market yield of that mean; or

4. if the dealers selected by the calculation agent in clause (3) are not quoting the necessary offered rates on that calculation date, the commercial paper rate will be the commercial paper rate determined on the prior interest determination date.

      LIBOR Notes

      Interest will accrue on each LIBOR Note at an interest rate based on LIBOR and the spread and/or spread multiplier specified in the pricing supplement.

      LIBOR for an interest determination date means:

1. either (a) the rate for deposits in U.S. dollars having the index maturity, commencing on the second market day after that date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that date, or (b) if we specify in the pricing supplement, the mean of the offered rates for deposits in U.S. dollars with the index maturity, commencing on the second market day after that date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

2. if the rate described in (a) of clause (1) does not appear on Telerate Page 3750 as specified, or if the Reuters Screen LIBO was specified in the pricing supplement and the rate described in (b) of clause (1) does not appear, the calculation agent will determine LIBOR on the basis of the rates on that date, at approximately 11:00 A.M., London time, at which deposits in U.S. dollars with the index maturity, commencing on the second market day after that date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at that time, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent.

      In this case, the calculation agent will request the principal London office of each of the major banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that date will be the mean of those quotations; or

3. if fewer than two quotations are provided in the manner described in clause (2), LIBOR for that date will be the mean of the rates quoted at approximately 11:00 A.M., New York City time, on that date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks having the index maturity, commencing on the second market day after that date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at that time; or

4. if the banks selected as described in clause (3) are not quoting the requested rates, LIBOR will be LIBOR determined on the prior interest determination date.

In determining LIBOR:

Reuters Screen LIBO Page means the display designated as page LIBO on the Reuters Monitor Money Rates Service, or on a successor page, or on a comparable page selected by the calculation agent from another service that displays London interbank offered rates or major bank offered rates; and

Telerate Page 3750 means the display page designated with that title on the Telerate service or on a successor page.

      TREASURY RATE NOTES

      Interest will accrue on each treasury rate Note at an interest rate based on the treasury rate and the spread and/or spread multiplier specified in the pricing supplement.

      Treasury rate for an interest determination date means:

1. the rate published on that date in H.15(519) under "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" for the most recent auction of U.S. treasury bills with the index maturity; or

2. if the rate described in clause (1) is not published by 3:00 P.M., New York City time, on the calculation date for that interest determination date, the treasury rate will be the average rate, expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, for the auction described in clause (1) as otherwise announced by the U.S. Department of the Treasury; or

3. if the results of the auction described in clause (1) are neither published nor announced by 3:00 P.M., New York City time, on the calculation date, or if no auction is held in that week, then the treasury rate will be calculated by the calculation agent as the yield to maturity, expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the mean of the secondary market bid rates at approximately 3:30 P.M., New York City time, on that date, of three leading primary U.S. government securities dealers selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the index maturity; or

4.    if the dealers selected by the calculation agent as described in clause
      (3) are not quoting those bid rates, the treasury rate will be the treasury rate determined on the prior interest determination date.

      CD RATE NOTES

      Interest will accrue on each CD rate Note at an interest rate based on the CD rate and the spread and/or spread multiplier specified in the pricing supplement.

      CD rate for an interest determination date means:

1. the rate published on that date in H.15(519) under "CDs (Secondary Market)" for negotiable certificates of deposit with the index maturity; or

2. if the rate described in clause (1) is not published by 3:00 P.M., New York City time, on the calculation date for that interest determination date, the CD rate will be the rate published on that date in Composite Quotations under the heading "Certificates of Deposit" for negotiable certificates of deposit with the index maturity; or

3. if the rate described in clause (2) is not published in Composite Quotations by 3:00 P.M., New York City time, on the calculation date, the CD rate will be calculated by the calculation agent as the mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that date, of three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major U.S. money market banks in the market for negotiable certificates of deposit, with a remaining maturity closest to the index maturity in a denomination of $5,000,000; or

4. if the dealers selected by the calculation agent are not quoting the rates described in clause (3), the CD rate will be the CD Rate determined on the prior interest determination date.

      FEDERAL FUNDS RATE NOTES

      Interest will accrue on each federal funds rate Note at an interest rate based on the federal funds effective rate and the spread and/or spread multiplier specified in the pricing supplement.

      Federal funds effective rate for an interest determination date means:

1. the rate published on that date for federal funds with the index maturity in H.15(519) under "Federal Funds (Effective)"; or

2. if the rate described in clause (1) is not published by 3:00 P.M., New York City time, on the calculation date for that interest determination date, the federal funds effective rate will be the rate on that date published in Composite Quotations under "Federal Funds/Effective Rate"; or

3. if the rate described in clause (2) is not published in Composite Quotations by 3:00 P.M., New York City time, on the calculation date, the federal funds effective rate for that date will be calculated by the calculation agent as the mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of federal funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on that date; or

4.    if the brokers selected by the calculation agent as described in clause
      (3) are not quoting that rate, the federal funds effective rate will be the federal funds effective rate determined on the prior interest determination date.

      PRIME RATE NOTES

      Interest will accrue on each prime rate Note at an interest rate based on the prime rate and the spread and/or spread multiplier specified in the pricing supplement.

      Prime rate for an interest determination date means:

1.    the rate published on that date in H.15(519) under "Bank Prime Loan"; or

2. if the rate described in clause (1) is not published prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date, then the calculation agent will determine the prime rate as the mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as that bank's prime rate or base lending rate as in effect for that date; or

3. if fewer than four rates but more than one rate appear on the Reuters Screen USPRIME1 Page as described in clause (2), the prime rate will be determined by the calculation agent as the mean of the prime rates quoted as of the close of business on that date by four major money center banks in New York City selected by the calculation agent, on the basis of the actual number of days in the year divided by a 360-day year; or

4. if fewer than two rates appear on the Reuters Screen USPRIME1 Page as described in clause (3), the prime rate will be determined by the calculation agent on the basis of the prime rates furnished in New York City by the appropriate number of substitute banks or trust companies organized and doing business under U.S. or state law, having total equity capital of at least $500,000,000 and regulated by a federal or state bank regulatory authority, selected by the calculation agent to provide such rate or rates; or

5. if the banks selected as described in clause (4) are not quoting such rate, the prime rate will be the prime rate determined on the prior interest determination date.

In determining the prime rate, Reuters Screen USPRIME1 Page means the display page designated as "USPRIME1" on the Reuters Monitor Money Rates Service, or another page that may replace the USPRIME1 page on that service for displaying prime rates or base lending rates of major U.S. banks.

      CMT RATE NOTES

      Interest will accrue on each CMT rate

Note at an interest rate based on the CMT rate and the spread and/or spread multiplier specified in the pricing supplement.

      CMT rate for an interest determination date means:

1. the rate displayed on the Designated CMT Telerate Page under ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the index maturity for (a) if the Designated CMT Telerate Page is 7055, that date or
      (b) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the pricing supplement, ended immediately before the week in which that interest determination date occurs; or

2. if the rate described in clause (1) is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that date will be the treasury constant maturity rate for the index maturity published in the relevant H.15(519); or

3. if the rate described in clause (2) is no longer published, or if it is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that date will be the treasury constant maturity rate for the index maturity, or other U.S. treasury rate for the index maturity, for that date then published by either the Federal Reserve Board or the Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519); or

4. if the information described in clause (3) is not provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that date will be calculated by the calculation agent as a yield to maturity, based on the mean of the secondary market closing offer-side prices reported as of approximately 3:30 P.M., New York City time, on that date by five Reference Dealers in New York City selected by the calculation agent, after first eliminating the high and low quotations, for the most recently issued direct noncallable fixed rate treasury notes issued by the Department of the Treasury with an original maturity of approximately the index maturity and a remaining term to maturity of not less than the index maturity minus one year. If two treasury notes have remaining terms to maturity equally close to the index maturity, the quotes for the treasury note with the shorter remaining term to maturity will be used; or

5.    if the calculation agent cannot obtain the quotations described in clause
      (4), the CMT rate for that date will be calculated as the yield to maturity based on the mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, reported on that date by five Reference Dealers in New York City selected by the calculation agent, after first eliminating the high and low quotations, for treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in an amount of at least $100,000,000. If three or four of the Reference Dealers are quoting that rate, then the CMT rate will be based on the mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated; or

6. if fewer than three Reference Dealers selected by the calculation agent are quoting rates as described in clause (5), the CMT rate will be the CMT rate determined on the prior interest determination date.

In determining the CMT rate:

Designated CMT Telerate Page means the display on the Telerate service on the page designated in the pricing supplement, or another page that may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the pricing supplement, the Designated CMT

Telerate Page will be 7052 for the most recent week; and

Reference Dealers means a leading primary U.S. government securities dealer.

BOOK-ENTRY NOTES

      When issued, all book-entry Notes of the same series will be represented by one or more permanent global Notes in registered form, without interest coupons. These global Notes are referred to throughout this prospectus supplement as the global Notes. Each global Note will be deposited with and registered in the name of the Depositary.

      Ownership of book-entry Notes will be limited to participants in the Depositary, which are securities intermediaries that have accounts with the Depositary, or to persons that hold book-entry Notes through participants. Ownership of book-entry Notes by participants will be evidenced only by and transfers of those Notes will be made only through records maintained by the Depositary. Ownership of book-entry Notes by persons that hold through a participant will be evidenced only by and transfers of those Notes within that participant will be made only through entries on that participant's records. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry Notes.

      When Citicorp issues and deposits a global Note with the Depositary, the Depositary will immediately credit the appropriate principal amounts of the book-entry Notes represented by that global Note to the accounts of its participants. The soliciting Agent or Citicorp, if it sells those Notes directly, will designate the accounts to be credited.

      Citicorp will pay to the Depositary all principal of and any premium and interest on book-entry Notes represented by global Notes registered in the name of the Depositary. These payments will be made in immediately available funds at the office of Citibank, acting as paying agent, that it designates for that purpose in New York City.

      None of Citicorp, either trustee or any agent of Citicorp or either trustee is responsible for the Depositary's records or any participant's records relating to payments made on book-entry Notes or for maintaining, supervising or reviewing any of the Depositary's or any participant's records relating to those book-entry Notes.

      Immediately upon receipt of any payment of principal of or any premium or interest on a global Note, the Depositary will credit the accounts of the appropriate participants to reflect the participants' proportionate interests in the principal amount of the global Note as shown on the records of the Depositary. Payments by participants to owners of book-entry Notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in street name and will be the responsibility of those participants.

      No global Note described above may be transferred except as a whole by the Depositary.

      Book-entry Notes represented by a global Note will be exchanged for definitive Notes in registered form only if:

1. the Depositary notifies Citicorp that it is unwilling or unable to continue as Depositary for that global Note;

2. the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

3. Citicorp elects to permit those book-entry Notes to be exchanged for definitive Notes in registered form; or

4. an event has happened and is continuing that, after notice or lapse of time, would become an Event of Default for those Notes.

      Definitive Notes issued in exchange for a global Note will be in registered form, of the same tenor and aggregate principal amount as that global Note, in denominations of $50,000 and integral multiples of $1,000 in excess of $50,000.

      Definitive Notes will be registered in the manner specified by the Depositary, based on directions that the Depositary receives from its participants.

      Except as provided above, owners of book-entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of Notes for any purpose under the applicable Indenture. Except as provided above, no global Note representing book-entry Notes will be exchangeable, except for another global Note of the same denomination and tenor to be registered in the name of the Depositary.

      Accordingly, each person owning a book-entry Note must rely on the procedures of the Depositary to exercise any rights of a holder under the applicable Indenture. In addition, each person that is not a participant must rely on the procedures of the participant through which that person owns its interest. Each Indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to take any actions that a holder is entitled to take under the applicable Indenture.

      Under existing industry practices, if Citicorp requests any action of holders or if owners of a book-entry Note desire to take action under the Indenture, the Depositary would authorize the participants owning the book-entry Notes to take that action. Those participants would then authorize the beneficial owners of those book-entry Notes to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the Securities Exchange Act of 1934.

      The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in the accounts of those participants, eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations, some of which own the Depositary. Access to the Depositary's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      The Depositary is aware that some computer applications and systems for processing dates that are dependent upon calendar dates, particularly dates on and after January 1, 2000, may encounter Year 2000 problems. The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. The Depositary expects the testing phase of its plan to be completed within appropriate time frames.

      However, the Depositary's ability to perform its services properly also depends upon the remediation of Year 2000 problems by other parties that interact with the Depositary. These parties include issuers, their agents, third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers. The Depositary is contacting and will continue to contact third party vendors to: (1) impress upon them the importance of their services being Year 2000 compliant and (2) determine the extent of their efforts for Year 2000 remediation and testing of their services.

      In addition, the Depositary is developing contingency plans that it deems appropriate to address Year 2000 problems.

      UNITED STATES TAXATION

      The following summary of principal U.S. federal income tax consequences of owning Notes may be relevant to you if you acquire Notes at issuance and you own your Notes as capital assets for tax purposes.

      Our summary does not apply to you if:

o you are not a U.S. holder, a U.S. holder being a beneficial owner of a Note that is:

      1.    a citizen or resident of the United States;

      2.    a domestic corporation;

      3. an estate whose income is taxable by the United States regardless of the source of the income; or

      4. a trust (a) whose administration a U.S. court can exercise primary supervision over and (b) over which one or more U.S. persons are authorized to control all substantial decisions; or

o you are a member of a class of holders affected by special rules, including:

      1.    a dealer in securities or currencies;

      2. a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

      3.    a bank;

      4.    a life insurance company;

      5.    a tax-exempt organization;

      6. a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks;

      7. a person that owns Notes as part of a straddle or conversion transaction for tax purposes; or

      8. a person whose functional currency for tax purposes is not the U.S. dollar.

      Our summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning Notes that are due to mature more than 30 years from their date of issue will be discussed in the pricing supplement applicable to the issuance of those Notes.

      Our summary is based on the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as in effect on the date of this prospectus supplement. These laws may change, possibly on a retroactive basis.

      YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE EXACTLY HOW OWNING THESE NOTES AFFECTS YOUR TAX LIABILITY.

PAYMENTS OF INTEREST

      Except as described below in the case of interest on a discount Note that is not qualified stated interest, interest on your Note will be taxed as ordinary income at the time you receive it or it accrues, depending on your method of accounting for tax purposes.

      CASH BASIS TAXPAYERS

      If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined on the basis of, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      ACCRUAL BASIS TAXPAYERS

      If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined on the basis of, a foreign currency by using one of two methods.

      Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, if an accrual period spans two taxable years, that part of the period within the taxable year.

      If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, if an accrual period spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Note, denominated in or determined on the basis of a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by any difference between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

      If you own a Note, other than a short-term Note with a term of one year or less, it will be treated as a discount Note--a Note issued at an original issue discount--if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a Note's issue price will be the first price at which a substantial amount of Notes included in the issue of which the
Note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Note's stated redemption price at maturity is the total of all payments provided by the Note that are not payments of qualified stated interest. Generally, an interest payment on a Note is qualified stated interest if it is part of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate--with exceptions for lower rates paid during some periods--applied to the outstanding principal amount of the Note. There are special rules for variable rate Notes that we discuss below under "Variable Rate Notes" on page S-21.

      In general, your Note is not a discount Note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount--1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your Note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Note has de minimis original issue discount, you must include it in income as stated principal payments are made on the Note, unless you make the election described below under "Election to Treat All Interest as Original Issue Discount" on page S-21. You can determine the includible amount for each payment by multiplying the total amount of your Note's de minimis original issue discount by a fraction equal to:

      o     the amount of the principal payment made; divided by

      o the total remaining stated principal amount of the Note immediately before the principal payment is made.

      INCLUSION OF ORIGINAL ISSUE DISCOUNT IN INCOME

      Generally, if your discount Note matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount Note. More specifically, you calculate the amount of OID that you must include in income by adding the accrued OID--the daily portions of OID for your discount Note for each day during the taxable year or portion of the taxable year that you own your discount Note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length for your discount Note and you may vary the length of each accrual period over the term of your discount Note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount Note must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

      o multiplying your discount Note's adjusted issue price at the beginning of the accrual period by your discount Note's yield to maturity; and then

      o subtracting from this figure the sum of the payments of qualified stated interest on your discount Note allocable to the accrual period.

      You must determine the discount Note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Note's adjusted issue price at the beginning of any accrual period by:

      o adding your discount Note's issue price and any accrued OID for each prior accrual period; and then

      o subtracting any payments previously made on your discount Note that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your Note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period after the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

      o the amount payable at the maturity of your discount Note, other than any payment of qualified stated interest; and

      o your discount Note's adjusted issue price as of the beginning of the final accrual period.

      ACQUISITION PREMIUM

      If you purchase your Note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your Note after the purchase date but is greater than the amount of your Note's adjusted issue price as determined above, the excess is acquisition premium. If you do not make the election described below on page S-21 under "Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

      o the excess of your adjusted basis in the Note immediately after purchase over the adjusted issue price of your Note; divided by

      o the excess of the sum of all amounts payable, other than qualified stated interest, on your Note after the purchase date over your Note's adjusted issue price.

      MARKET DISCOUNT

      You will be treated as if you purchased your Note, other than a short-term Note, at a market discount and your Note will be a market discount Note if:

      o you purchase your Note for less than its issue price as determined above; and

      o your Note's stated redemption price at maturity or, in the case of a discount Note, its revised issue price, exceeds the price you paid for it by at least 1/4 of 1 percent of its stated redemption price at maturity or revised issue price, in the case of a discount Note, multiplied by the number of complete years to maturity.

      To determine the revised issue price of your Note for these purposes, you generally add any OID that has accrued on your Note to its issue price.

      If your Note's stated redemption price at maturity or, in the case of a discount Note, its revised issue price, does not exceed the price you paid for the Note by at least 1/4 of 1 percent multiplied by the number of complete years to maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

      If you recognize gain on the maturity or disposition of your market discount Note, you must treat it as ordinary income to the extent of the accrued market discount on your Note. Alternatively, you may elect to include market discount in income currently over the life of your Note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. You will accrue market discount on your market discount Note on a straight-line basis unless you elect to accrue market discount using a constant-yield method.

      If you make this election to accrue market discount using a constant-yield method, it will apply only to the Note for which it is made and you may not revoke it. If you own a market discount Note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your Note in an amount not exceeding the accrued market discount on your Note until the maturity or disposition of your Note.

      PRE-ISSUANCE ACCRUED INTEREST

      An election can be made to decrease the issue price of your Note by the amount of pre-issuance accrued interest if:

      o a portion of the initial purchase price of your Note is attributable to pre-issuance accrued interest;

      o the first stated interest payment on your Note is to be made within one year of your Note's issue date; and

      o the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Note.

      NOTES AFFECTED BY CONTINGENCIES, INCLUDING OPTIONAL REDEMPTION

      Your Note is affected by a contingency if it provides for one or more alternative payment schedules that apply when a contingency occurs, whether that contingency relates to payments of interest or of principal. In this situation, you must determine the yield and maturity of your Note by assuming that the payments will be made according to the payment schedule most likely to occur if:

      o the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

      o one of the alternative payment schedules is significantly more likely to occur.

      These rules do not apply if the contingency is remote or incidental.

      If there is no single payment schedule that is significantly more likely to occur--other than because of mandatory repurchases of Notes required to be made before maturity by the terms of the offering--you must include income on your Note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in a pricing supplement.

      If your Note is affected by a contingency, and either you or Citicorp holds one or more unconditional options that, if exercised, would require payments to be made on the Note under one or more alternative payment schedules, then:

      o in the case of one or more options that Citicorp may exercise, Citicorp will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your Note; and

      o in the case of an option that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your Note.

      If both you and Citicorp hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Note for the purposes of those calculations by using any date on which your Note may be redeemed or repurchased as the maturity date and the amount payable on that date in accordance with the terms of your Note as the principal amount payable at maturity.

      If a contingency, including the exercise of an option, actually occurs or, contrary to an assumption made according to the above rules, does not occur, then a change in circumstances has occurred. Except to the extent that a portion of your Note is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Note by treating your Note as having been retired and reissued on the date of the change in circumstances for an amount equal to your Note's adjusted issue price on that date.

      ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

      You may elect to include in gross income all interest that accrues on your Note using the constant-yield method described above on page S-18 under the heading "Inclusion of Original Issue Discount in Income", with the modifications described below. For purposes of this election, interest will include stated interest, acquisition discount, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

      If you make this election for your Note, then, when you apply the constant-yield method:

      o     the issue price of your Note will equal your cost;

      o     the issue date of your Note will be the date you acquired it; and

      o no payments on your Note will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the Note for which you make it; however, if the Note for which you made this election has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year in which you acquire the Note for which you made this election or that you thereafter acquire. Additionally, if you make this election for a market discount Note, you will be treated as having made the election discussed above on page S-19 under "Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke an election to apply the constant-yield method to all interest on a Note or the deemed elections for amortizable bond premium or Market discount notes without the consent of the IRS.

      VARIABLE RATE NOTES

      Your Note will be a variable rate Note if:

      o your Note's issue price does not exceed the total noncontingent principal payments by more than a specified amount; and

      o your Note provides for stated interest payments that are unconditionally payable at least annually at one or more qualifying variable rates.

      We expect that floating rate Notes generally will be treated as variable rate Notes under the rules described below. We will discuss the U.S. federal income tax consequences of any floating rate Note that does not qualify as a variable rate Note in the pricing supplement.

      In general, if your variable rate Note bears interest at a single qualifying variable rate, all stated interest on your Note is qualified stated interest. In this case, the amount of OID, if any, is determined by using the value of the rate on the issue date, if the variable rate reflects, or inversely reflects, then current variations in the cost of newly borrowed funds and meets other requirements, or the yield reasonably expected on your Note, if the variable rate is determined on the basis of objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

      If your variable rate Note does not provide for stated interest at a single qualifying variable rate, you generally must determine the interest and OID accruals on your Note by:

      o determining a fixed rate substitute for each variable rate provided under your variable rate Note;

      o constructing an equivalent fixed rate Note, using the fixed rate substitute described above;

      o determining the amount of qualified stated interest and OID for the equivalent fixed rate Note; and

      o adjusting for actual variable rates during the applicable accrual period.

      When you determine the fixed rate substitute for each variable rate provided under the variable rate Note, you generally will use the value of each variable rate, depending on its type, as of the issue date or a rate that reflects the yield reasonably expected on your Note. For this purpose, a variable rate Note that provides for a fixed interest rate during any period is treated as if it provided instead for a variable rate; the substitute variable rate must be such that the fair market value of your variable rate Note as of the issue date approximates the fair market value of an otherwise identical Note.

      SHORT-TERM NOTES

      In general, if you are an individual or other cash basis U.S. holder of a short-term Note, you are not required to accrue OID, as specially determined below for purposes of this paragraph, for U.S. federal income tax purposes. You may, however, elect to do so. You may also be required to include any stated interest in income as you receive it.

      If you are

      o     an accrual basis taxpayer;

      o a taxpayer in a special class, including a bank, regulated investment company, dealer in securities, common trust fund, a person who owns Notes as part of identified hedging transactions, or a pass-through entity specified in the Internal Revenue Code; or

      o     a cash basis taxpayer who elects to accrue OID;

you must accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method, based on daily compounding.

      If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. In addition, if you are not required and do not elect to accrue OID on your short-term Notes, you will be required to defer deductions for interest on borrowings allocable to your short-term Notes in an amount not exceeding the deferred income until the deferred income is realized. When you determine the amount of OID under these rules, you must include all interest payments on your short-term Note, including stated interest, in your short-term Note's stated redemption price at maturity.

      FOREIGN CURRENCY DISCOUNT NOTES

      You must determine OID for any accrual period on your discount Note if it is denominated in, or determined on the basis of, a foreign currency in that foreign currency and then translate the amount of OID into U.S. dollars in the same manner used to translate stated interest accrued by an accrual basis U.S. holder, as described above on page S-17 under "Payments of Interest -- Accrual Basis Taxpayers". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Note.

NOTES PURCHASED AT A PREMIUM

      If you purchase your Note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount of interest on your Note that you must include in income each year by the amount of amortizable bond premium allocable, based on your Note's yield to maturity, to that year.

      If your Note is denominated in, or determined on the basis of, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Note when your amortized bond premium offsets your interest income is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the IRS.

PURCHASE, SALE AND RETIREMENT OF NOTES

      Your tax basis in your Note will generally be the U.S. dollar cost of your Note, adjusted by:

      o adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income on your Note; and then

      o subtracting the amount of any payments on your Note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your Note.

      If you purchase your Note with a foreign currency, the U.S. dollar cost of your Note will generally be the U.S. dollar value of the purchase price on the date of purchase.

      You will generally recognize gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Note. If your Note is sold or retired for an amount in a foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

      o     the date payment is received, if you are a cash basis taxpayer; or

      o     the date of disposition, if you are an accrual basis taxpayer.

      You will recognize capital gain or loss when you sell your Note, or it is retired, except to the extent:

      o described above on page S-22 under "Original Issue Discount --Short-Term Notes" or on page S-19 under "Original Issue Discount --Market Discount";

      o     attributable to accrued but unpaid interest; or

      o     the rules governing contingent payment obligations apply.

      Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 20% for property held more than one year.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss that you realize on the transaction.

EXCHANGE OF AMOUNTS IN CURRENCIES OTHER THAN U.S. DOLLARS

      If you receive foreign currency as interest on your Note or on the sale or retirement of your Note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      In general, if you are a noncorporate U.S. holder, we are required to report to the IRS all payments of principal, any premium and interest on your Note, the proceeds of the sale of your Note before maturity within the United States, and the accrual of OID on a discount Note.

      Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you have been notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

      In general, both U.S. backup withholding and information reporting requirements will apply to the payment of the proceeds from the sale of Notes to or through a U.S. office of a broker.

                              PLAN OF DISTRIBUTION

      Citicorp may offer the Notes on a continuous basis through Salomon Smith Barney Inc., as agent, under the terms of a selling agent agreement between Citicorp and Salomon Smith Barney Inc. Citicorp may appoint additional agents to sell the Notes by entering into a selling agent agreement with those agents. As provided in the selling agent agreement, each agent will use its reasonable best efforts when requested by Citicorp to solicit offers to purchase the Notes.

      Citicorp will pay each agent a commission or grant a discount ranging from .125% to 3.00% of the principal amount of each Note, depending on its stated
maturity, sold through that agent. Citicorp also may sell Notes to any agent, acting as principal, at prices agreed upon at the time of sale, for resale to investors or other purchasers at prices based on market prices at the time of resale, as determined by that agent, or at a fixed public offering price. Citicorp expects to receive proceeds from the sale of the Notes within the range set forth on the cover page of this prospectus supplement.

      Each agent may sell the Notes to or through dealers who may resell those Notes to investors. Each agent may pay all or part of their discount or commission to those dealers. The agent may vary the offering price and other selling terms when reselling the Notes.

      Citicorp may sell Notes directly to investors on its own behalf and enter into agreements similar to the selling agent agreement with other parties. Citicorp will not pay any commission nor grant any discount on any sale that it makes directly.

      Citicorp has the sole right to accept offers to purchase Notes and may reject any offer, in whole or in part. Each agent will have the right, in its reasonable discretion, without giving notice to Citicorp, to reject any offer to purchase Notes received by it, in whole or in part.

      Citicorp will not list the Notes on any securities exchange. Citicorp gives no assurance that the Notes offered by this prospectus supplement will be sold or that there will be a secondary market for any of the Notes. Citicorp may, without notice, withdraw, cancel or modify the offer made by this prospectus supplement and any pricing supplement.

      Salomon Smith Barney Inc., an affiliate of Citicorp, may use this prospectus supplement and the prospectus in connection with secondary market transactions in the Notes. Salomon Smith Barney Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale.

      The participation of an affiliate of Citicorp in the offer and sale of the Notes will comply with the requirements the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate. No Citicorp affiliate that is a member of the NASD and that is participating in offers and sales of the Notes will execute a transaction in the Notes in a customer's discretionary account without the specific written approval of that customer.

      Payment of the purchase price for the Notes must be made in funds immediately available in New York City.

      Each agent may be deemed to be an "underwriter" under the Securities Act of 1933 and any discounts or commissions received by that agent from Citicorp and any profit realized by them on the sale or resale of the Notes may be deemed to be underwriting discounts and commissions. Citicorp has agreed to indemnify each agent against and contribute toward civil liabilities, including liabilities under the Securities Act of 1933, that arise from that agent's role in the sale of the Notes. Citicorp has agreed to reimburse each agent for some of the expenses incurred in connection with the offering of the Notes.

      In addition to offering Notes through agents as described in this prospectus supplement, Citicorp may, at the same time that it offers the Notes, offer other notes. Those notes may include medium-term notes that have terms substantially similar to the terms of the Notes.

      In connection with the sale of the Notes, agents may engage in:

      o over-allotments, in which members of the syndicate selling the Notes sell more Notes than Citicorp actually sold to the syndicate, creating a syndicate short position;

      o stabilizing transactions, in which purchases and sales of the Notes may be made by the members of the selling syndicate at prices that do not exceed a specified maximum;

      o syndicate covering transactions, in which members of the selling syndicate purchase Notes in the open market after the distribution has been completed in order to cover syndicate short positions; and

      o penalty bids, by which agents reclaim a selling concession from a syndicate member when the Notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be. These transactions, if commenced, may be discontinued at any time.

      Each of the agents may engage in transactions with and perform services for Citicorp or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

      Stephanie B. Mudick, as General Counsel - Corporate Law of Citigroup Inc., will pass upon the validity of the Notes for Citicorp. Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, will pass upon the validity of the Notes for the agents. The opinions of Ms. Mudick and Cleary, Gottlieb, Steen & Hamilton will be conditioned on assumptions regarding future actions that Citicorp and the applicable trustee must take in connection with the issuance and sale of any Note, the specific terms of the Notes and other matters that may affect the validity of the Notes but that cannot be determined on the date those opinions are delivered. Ms. Mudick owns or has the right to acquire a number of shares of common stock of Citigroup equal to less than 0.01% of the outstanding common stock of Citigroup.

                                                                 CITICORP [LOGO]

                        CITICORP MAY USE THIS PROSPECTUS
                                   TO OFFER -

                                  SENIOR NOTES
                               SUBORDINATED NOTES

We will provide the specific terms of each series of these Notes in a supplement to this prospectus. You should read this prospectus and the supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved the Notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These Notes are not deposits or savings accounts but are unsecured debt obligations of Citicorp. These Notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                                        CITICORP
                                                                 399 PARK AVENUE
                                                        NEW YORK, NEW YORK 10043

                                                                   JULY 28, 1999

                                    CITICORP

      Citicorp has been a wholly owned subsidiary of Citigroup Inc., a Delaware holding company formerly known as Travelers Group Inc., since October 8, 1998, when the merger of Citicorp and Travelers was consummated. Citigroup's businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management and Investment Activities. Citigroup is not an obligor on any Notes offered by this prospectus.

      Citicorp is a holding company incorporated under the laws of the State of Delaware on May 8, 1998 to effectuate the merger with Travelers Group and is the successor to Citicorp, which was incorporated under the laws of the State of Delaware on December 4, 1967. Citibank is the principal subsidiary of Citicorp.

      Citicorp's principal office is at 399 Park Avenue, New York, New York 10043 and its telephone number is (212) 559-1000. Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

HOLDING COMPANY

      Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. Citicorp is a bank holding company for purposes of the Bank Holding Company Act of 1956 and is regulated by the Board of Governors of the Federal Reserve System.

      Citicorp's banking subsidiaries are limited in the extent to which they may legally extend credit, pay dividends or otherwise supply funds to Citicorp. For example, a national bank subsidiary of Citicorp must obtain the approval of the Office of the Comptroller of the Currency to pay total dividends in any calendar year that exceed its net profits for that year combined with its retained net profits for the preceding two years. In addition, a national bank may not pay dividends in excess of its undivided profits. State law may limit the amount of dividends that Citicorp's state-chartered bank subsidiaries can pay. Each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

      Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not affected by regulatory restrictions on their payment of dividends to Citicorp, except that a savings association subsidiary may be required to obtain the approval of the Office of Thrift Supervision if it declares total dividends in any calendar year greater than the amount specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

      Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks.

      Because Citicorp is a holding company, its rights and the rights of its creditors, including the holders of the Notes and its sole stockholder, Citigroup, to participate in the assets of any of its subsidiaries upon that subsidiary's liquidation or recapitalization may be adversely affected by prior claims of that subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against that subsidiary.

                                 USE OF PROCEEDS

      We intend to use the net proceeds from sales of the Notes for our general corporate purposes, principally to fund investments in, or extensions of credit to, our banking and non-banking subsidiaries. Generally, we will not allocate the proceeds from the sale of an issuance of Notes to any particular purpose, although we will have determined that funds should be raised at that time in anticipation of future funding requirements. The precise amount and timing of our investments in and extensions of credit to our subsidiaries will depend on their funding requirements and the availability of other funds.

                              RATIOS OF EARNINGS TO
                                  FIXED CHARGES

      The table below shows the ratio of our earnings to our fixed charges for the three months ended March 31, 1999 and for each calendar year from 1994 to 1998.

                                THREE MONTHS              YEAR ENDED
                               ENDED MARCH 31,            DECEMBER 31,
                                     1999       1998   1997   1996   1995   1994
                                     ----       --------------------------------
Income to Fixed Charges:
  Excluding Interest on Deposits     2.63       2.22   2.59   2.70   2.32   1.77
  Including Interest on Deposits     1.45       1.29   1.43   1.49   1.43   1.31

      For purposes of computing these ratios, income means net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits means interest expense (except interest paid on deposits) and that portion of interest included in rents. Fixed charges, including interest on deposits means all interest expense and that portion of interest included in rents.

                              DESCRIPTION OF NOTES

      We intend to use this prospectus to offer our unsecured debt securities, which may be either senior or subordinated. We refer to the senior unsecured debt securities offered by this prospectus as the Senior Notes, the subordinated unsecured debt securities offered by this prospectus as the Subordinated Notes and the Senior Notes and the Subordinated Notes together as the Notes.

      The Senior Notes will be issued under an indenture between Citicorp and United States Trust Company of New York, as trustee. We refer to this indenture, as supplemented at any time before the date of this prospectus, as the senior indenture.

      The Subordinated Notes will be issued under an indenture between Citicorp and The Chase Manhattan Bank, as trustee. We refer to this indenture as supplemented at any time before the date of this prospectus as the subordinated indenture, and, together with the senior indenture, as the indentures.

      This prospectus and the accompanying prospectus supplement describe the key provisions of the offered notes. To fully understand the terms of the Notes, you should read this prospectus, the accompanying prospectus supplement and any applicable pricing supplement, as well as the applicable indenture. You may obtain a copy of either indenture from Citicorp by calling 212 559-3553.

      Citicorp has other senior and subordinated notes currently outstanding, and may issue additional senior and subordinated notes after the Notes offered by this prospectus and the accompanying prospectus supplement have been issued. We will issue Notes in separate series at various times, based on our funding needs and market conditions, without limit, as long as the total principal amount of Notes issued has been authorized by Citicorp's Board of Directors. We will determine the prices and terms of the Notes when we agree to sell those Notes. We will provide the terms of each series of Notes in one or more prospectus supplements to this prospectus.

      The Senior Notes of each series will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes of each series will be unsecured and will rank equally with all other unsecured and subordinated indebtedness of Citicorp. The Subordinated Notes will rank above any other subordinated indebtedness that we designate, at its issuance, as junior to the Subordinated Notes.

      We may use this prospectus to offer series of Notes under documentation other than and different from the indentures, so long as the material provisions of the related documentation are described in the applicable prospectus supplement or pricing supplement and any applicable pricing supplement.

      We will describe the following terms of the Notes of each series in the related prospectus supplement or pricing supplement and any applicable pricing supplement:

o     the title of the Notes and whether they are Subordinated Notes or Senior
      Notes;

o     the aggregate principal amount of the Notes;

o     whether the Notes will be issued in global form;

o     the price at which the Notes will be issued;

o     the date on which the Notes will mature;

o the rate per annum at which the Notes will bear interest, if any, or the formula on which the rate will be determined, and the date from which interest will accrue;

o the dates on which interest on the Notes will be payable and the related record dates;

o the person to whom any interest on any Note of the series will be payable, if other than the person in whose name that Note is registered at the close of business on the record date for interest, and the extent to which, or the manner in which, any interest payable on a global Note on an interest payment date will be paid;

o each office or agency where the principal of and any premium and interest on the Notes will be payable and where the Notes may be presented for registration of transfer or exchange;

o the periods within which and the prices at which the Notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other terms and provisions of any optional redemption provisions;

o any obligation of Citicorp to redeem or purchase the Notes or to redeem or purchase the Notes at the option of the holder of the Notes, and the terms and provisions of that obligation, including the period within which and the price at which the Notes may be redeemed or purchased, whether in whole or in part, under that obligation;

o     the denominations in which the Notes will be issuable;

o the currency or currency units of payment of principal of and any premium or interest on the Notes, if other than U.S. dollars;

o any index or formula (which may be based on the value of any currencies, commodities, securities or any group or combination of the same) used to determine the amount of payments of principal of and any interest or premium on the Notes;

o if applicable, that the terms of the applicable indenture described below under "Defeasance and Covenant Defeasance" on page 10 will not apply to the series;

o any additional restrictive covenants included for the benefit of the holders of the Notes;

o     any additional Events of Default for the Notes;

o     information describing any book-entry procedures;

o any other terms of the Notes consistent with the provisions of the applicable indenture;

o any conversion or exchange provision that permits or requires the Notes to be converted into or exchanged for securities issued by Citicorp or another issuer; and

o     any special provisions for the payment of additional amounts on the Notes.

      If holders of the Notes can require Citicorp to repurchase the Notes, we will comply with any applicable provisions of Section 14(e) of the Securities Exchange Act of 1934 and the related rules and regulations in connection with that repurchase.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

      We will issue Notes in registered form only. We may issue Notes in global form. See "Global Notes" on page 6.

      You may exchange your Notes for other Notes of the same series of any authorized denominations and of the same aggregate principal amount and tenor. You may not exchange Notes for bearer Notes.

      A holder of a Note may present that Note for registration of transfer (with the form of transfer properly executed), at the office of the security registrar or at the office of any transfer agent that Citicorp designates. Holders of Notes will not be charged a service fee for the exchange or transfer of their Notes, although holders will be liable for the payment of any taxes and other governmental charges described in the applicable indenture before the transfer agent will complete the transfer or exchange. The security registrar or transfer agent, as the case may be, will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. Citicorp has appointed Citibank as security registrar. Citicorp may at any time rescind the designation of any transfer agent (other than the security registrar) or approve a change in the location through which any transfer agent acts. However, Citicorp will maintain a transfer agent in each place of payment for a series of Notes. Citicorp may designate additional transfer agents for any series of Notes.

      If we redeem any series of Notes in part, we need not:

o issue, register the transfer of or exchange a Note during the period beginning at the opening of business 15 days before selection for redemption of Notes of the series of which the Note is a part, and ending at the close of business on the earliest date on which the notice of redemption, as provided in the related indenture, is deemed to have been given; or

o register the transfer of or exchange a Note selected for redemption, in whole or in part, except the unredeemed portion of the Note being redeemed in part.

PAYMENT AND PAYING AGENTS

      Principal of and any premium or interest on Notes will be payable at the office of the paying agent or paying agents designated by Citicorp. Citicorp may pay interest on a Note by check mailed to the address of the person entitled to that payment at that person's address as it appears in the security register. Citicorp will pay interest on a Note to the person in whose name that Note was registered at the close of business on the record date established for the related interest payment date.

      Citicorp has designated the corporate trust office of Citibank in New York City as its paying agent for payments on Notes of each series. Citicorp may designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, Citicorp will maintain a paying agent in each place of payment for a series of Notes.

      After notice by publication, all amounts paid by Citicorp to make payments on the Notes that remain unclaimed two years after the related payment became due will be repaid to Citicorp. After repayment to Citicorp, the holder of the Note or its coupon may look only to Citicorp for payment of amounts returned to Citicorp.

GLOBAL NOTES

      If we issue any Notes of a series in global form, we will describe in the applicable prospectus supplement the circumstances under which beneficial owners of interests in that global Note may exchange their interests for Notes of that series of like principal amount in authorized forms and denominations. We will pay principal of and any premium or interest on any global Note in the manner described in the applicable prospectus supplement.

LIMITATIONS ON LIENS ON STOCK OF CITIBANK, N.A.

      So long as any Senior Notes with an original stated maturity of more than ten years remain outstanding, Citicorp may not permit more than 20% of the voting stock of Citibank to be used as security for any loan that it receives. Furthermore, Citicorp may only encumber its Citibank voting stock if the Senior Notes are secured equally with, or prior to, that indebtedness. This covenant also applies to subordinated notes issued before November 27, 1992 but does not apply to the Subordinated Notes that may be offered under this prospectus.

DEFAULTS; EVENTS OF DEFAULT

      The following are Events of Default for any series of Senior Notes:

o Citicorp's failure to pay principal of or any premium on any Senior Note of that series at maturity;

o Citicorp's failure, uncured after 30 days, to pay interest on any Senior Note of that series when due;

o Citicorp's failure to make any payment toward the purchase of outstanding Senior Notes when due;

o Citicorp's failure, uncured 60 days after written notice, to perform any other of its covenants in the senior indenture (other than a covenant included in the senior indenture solely for the benefit of series of Senior Notes other than that particular series);

o various events of bankruptcy, insolvency or reorganization of Citicorp or Citibank; and

o     any other Event of Default provided for Senior Notes of that series.

      The following are Defaults for any series of Subordinated Notes:

o Citicorp's failure to pay principal of or any premium on any Subordinated Note of that series at maturity;

o Citicorp's failure, uncured after 30 days, to pay interest on any Subordinated Note of that series when due;

o Citicorp's failure, uncured 60 days after written notice, to perform any other of its covenants in the subordinated indenture (other than a covenant included in the subordinated indenture solely for the benefit of series of Subordinated Notes other than that particular series); and

o any Event of Default or other Default provided for Subordinated Notes of that series.

      The following are Events of Default for any series of Subordinated Notes:

o     various events of bankruptcy, insolvency or reorganization of Citicorp;
      and

o     any other Event of Default provided for Subordinated Notes of that series.

      The holders of a series of Subordinated Notes or the trustee under the subordinated indenture may declare the acceleration of the payment of principal or premium, if any, of those Subordinated Notes only if an Event of Default has occurred and is continuing under the subordinated indenture.

      Generally, if an Event of Default or a Default occurs and is continuing, the trustee for the Notes of the related series must exercise its rights or powers under the related indenture only if the holders of those Notes offer the trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding Notes of any series may direct the manner of conducting any proceeding for any remedy available to the related trustee, or exercising any trust or power conferred on the trustee. This right may only be exercised if the direction provided by the holders does not conflict with applicable law or the applicable indenture or have a substantial likelihood of involving the trustee in personal liability.

      If an Event of Default for Notes of any series occurs and is continuing, either the related trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series may declare the principal of all outstanding Notes of that series to be due immediately.

      The holders of a majority in aggregate principal amount of outstanding Notes of that series may rescind that declaration and its consequences if:

o Citicorp has paid all amounts due (other than those due as a result of the related acceleration);

o Citicorp has remedied, or received the waiver of the holders of those Notes of, all Events of Default; and

o     a judgment or decree for payment of the money due has not been obtained.

      A holder of the Notes of any series or any related coupons will have a right to institute any proceeding under the applicable indenture only if the following conditions are met:

o the holder gives to the related trustee written notice of a continuing Event of Default or Default;

o the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request of the trustee to institute that proceeding;

o the holders offer reasonable indemnification to the trustee against the costs, liabilities and expenses of instituting that proceeding;

o the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes of that series a direction inconsistent with that request; and

o the trustee has not instituted that proceeding within 60 days after receipt of the request and offer of indemnification.

      However, these conditions do not apply to a suit instituted by a holder of an outstanding Note of that series for enforcement of payment of the principal of, or any premium or interest on, that Note on or after the date said payment is due.

      Citicorp will furnish annually to each trustee a statement as to its performance or fulfillment of covenants, agreements or conditions in the applicable indenture and the absence of defaults thereunder.

MEETINGS, MODIFICATION AND WAIVER

      Citicorp and the trustee may amend an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes of each series affected by the amendment. However, any amendment that would cause any of the following events to occur may be made only with the consent of the holders of each outstanding Note affected by the amendment:

o change the stated maturity of the principal of, or any installment of principal of or interest on, a Note;

o     reduce the principal amount of, or premium or interest on, a Note;

o     change an obligation of Citicorp to pay additional amounts;

o reduce the amount of principal of an original issue discount Note payable upon acceleration of its maturity;

o     change the currency in which a Note or any premium or interest is payable;

o impair the right to institute suit for the enforcement of a payment on a Note;

o reduce the percentage in principal amount of outstanding Notes of a series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with provisions of the indenture or for waiver of defaults;

o     reduce the requirements in the indenture for quorum or voting;

o change any obligation of Citicorp to maintain an office or agency in the places and for the purposes required by the indenture; or

o     modify any of the above provisions.

      Under limited circumstances, Citicorp and the related trustee may amend an indenture without the consent of any holders of outstanding Notes.

      The holders of a majority in aggregate principal amount of the outstanding Notes of a series may waive, on behalf of the holders of all the Notes of that series, compliance by Citicorp with specified restrictive provisions of the indenture for Notes of that series. The holders of a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of all holders of Notes of that series and any coupons, waive any past default under the indenture for Notes of that series. However, the consent of the holders of all outstanding Notes of a series is required to waive:

o a past default in the making of timely payments on the Notes of that series; or
o the breach of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holders of each outstanding Note of that series.

      Each indenture provides that the following principles will be used in determining whether the holders of the requisite principal amount of the outstanding Notes have given their request, demand, authorization, direction, notice, consent or waiver or are present at a meeting of holders of Notes for quorum purposes:

o the principal amount of an original issue discount Note that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of determination upon acceleration of its maturity; and

o the principal amount of a Note denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of original issuance of the Note, of the principal amount of the Note or, in the case of an original issue discount Note of the amount determined as provided in the clause above.

      The trustee may call a meeting of the holders of Notes of a series at any time. The trustee must call a meeting upon the request of Citicorp or the holders of at least 10% in aggregate principal amount of the outstanding Notes of a series. Meetings will be called after notice is given to the holders of the Notes in accordance with "Notices" below on page 9.

      Except for a consent that must be given by the holders of each outstanding Note affected, a resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding Notes of that series. However, a resolution as to an action that may be taken by the holders of a specified percentage in aggregate principal amount of outstanding Notes of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of that specified percentage in aggregate principal amount of Notes.

      A resolution passed or decision taken at a meeting of holders of Notes of a series held in accordance with the indenture will bind all holders of Notes of that series and any related coupons. The quorum at a meeting called to adopt a resolution, and at an adjourned meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding Notes of a series. However, if an action may be taken by the holders of a specified percentage in aggregate principal amount of the outstanding Notes of a series, the persons holding or representing that specified percentage in aggregate principal amount of Notes of that series will constitute a quorum.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      Citicorp may, without the consent of the holders of any of the outstanding Notes of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, if the following conditions are met:

o the successor corporation must assume Citicorp's obligations on the Notes of each series and under the applicable indenture;

o for the Senior Notes, after giving effect to the merger or transfer, no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing; and

o for the Subordinated Notes, after giving effect to the merger or transfer, no Default and no event that, after notice or lapse of time, or both, would become a Default, has occurred and is continuing.

      The covenants in the applicable indenture will not necessarily afford holders of either the Senior Notes or the Subordinated Notes protection in the event of a decline in credit quality resulting from a takeover, recapitalization or similar restructuring.

NOTICES

      Notices to holders of Notes will be given by mail sent to the addresses of the holders as they appear in the security register.

TITLE

      Citicorp, the related trustee and any agent of Citicorp or that trustee may treat the registered owner of a Note or coupon as the absolute owner of the Note--even if the registered owner of that Note has given notice to the contrary--for all purposes.

REPLACEMENT OF NOTES AND COUPONS

      Citicorp will replace at the expense of the holder any mutilated Note, or a Note with a mutilated coupon, upon surrender of that Note to the trustee. Citicorp will replace at the expense of the holder any Notes or coupons that are destroyed, lost or stolen upon delivery to the trustee of evidence satisfactory to Citicorp and the trustee of the destruction, loss or theft of those Notes or coupons. Citicorp will replace a coupon that is destroyed, lost or stolen, by issuance of a new Note in exchange for the Note to which that coupon appertains. Citicorp and the trustee may require an indemnity satisfactory to the trustee and Citicorp at the expense of the holder of the Note or coupon before a replacement Note will be issued.

DEFEASANCE AND COVENANT DEFEASANCE

            Citicorp may be released from:

      o     some or all of its obligations on a series of Notes, a defeasance;
            and/or

      o its obligations described above on page 6 under "Limitations on Liens on Stock of Citibank, N.A.," a covenant defeasance.

      A release from these obligations will occur when Citicorp deposits with the trustee money and/or U.S. government obligations that, through the payment of principal and interest, will provide enough money, without reinvestment, to make all payments on the Notes to maturity or redemption, as the case may be, and any mandatory payments required to be made for the purchase of outstanding Notes.

      Before it causes a defeasance or covenant defeasance, Citicorp must deliver to the trustee an opinion of counsel that the holders of the Notes:

o will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

o will bear the same United States federal income tax consequences as would have been the case if the defeasance or covenant defeasance had not occurred.

      Citicorp may cause the defeasance of the Notes of a series even if Citicorp has caused those Notes' covenant defeasance. Following a defeasance, payments on the Notes may not be accelerated because of an Event of Default or a Default. Following a covenant defeasance, payment of Senior Notes or subordinated notes issued before November 27, 1992 may not be accelerated. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations deposited with the trustee for the defeasance could be less than the principal and interest then due on the Notes because the required deposit is based on scheduled cash flows rather than market value, which will vary depending on interest rates and other factors that affect the prices of marketable securities.

SUBORDINATION

      The Subordinated Notes will be subordinate and junior in right of payment, to all Senior Indebtedness (as defined below) of Citicorp. If Citicorp defaults in the payment of principal of or premium or interest on Senior Indebtedness when due, then, until that default is cured, waived or ceases to exist, no payment will be made for any purpose on the Subordinated Notes.

      If any of the following events occurs, all Senior Indebtedness (including interest on Senior Indebtedness accruing after the commencement of any proceeding referred to below) will be paid in full before any payment or distribution under the Subordinated Notes will be made:

o an insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Citicorp, its creditors or its property;

o a proceeding for the liquidation, dissolution or other winding-up of Citicorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

o     an assignment by Citicorp for the benefit of creditors; or

o     any other marshaling of the assets of Citicorp.

      In any of those events, a payment that would otherwise have been made on the Subordinated Notes instead will be made to the holders of Senior Indebtedness in accordance with the existing priorities among those holders, until all Senior Indebtedness has been paid in full. If a payment under the Subordinated Notes is received by any holder of Subordinated Notes before all the Senior Indebtedness has been paid in full, that payment will be received in trust for the benefit of, the holders of the outstanding Senior Indebtedness in accordance with the existing priorities among those holders to the extent necessary to pay all Senior Indebtedness in full.

      This subordination of the Subordinated Notes does not apply to the distribution of securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment if that distribution is subordinate to the payment of all outstanding Senior Indebtedness, and to any other securities issued under that plan of reorganization or readjustment.

      Senior Indebtedness means any present or future obligation of Citicorp to its creditors, other than:

o     notes issued under the subordinated indenture (including Subordinated
      Notes);

o other unsecured and subordinated indebtedness of Citicorp, and all other unsecured and subordinated guarantees by Citicorp of indebtedness of other persons;

o obligations incurred or assumed by Citicorp in the ordinary course of business and all obligations of Citicorp in respect of any guarantees of the obligations of its subsidiaries (excluding traveler's checks and other unsubordinated financial instruments); and

o other obligations that specifically state that they do not constitute Senior Indebtedness.

      Neither indenture limits the amount of additional Senior Indebtedness that Citicorp may issue.

      As of November 27, 1992, Citicorp and the trustee for the Subordinated Notes amended the subordinated indenture in response to an interpretation of the staff of the Board of Governors of the Federal Reserve System concerning the capital treatment of subordinated debt. The amendment removed a restrictive covenant relating to liens permitted on the stock of Citibank and narrowed the definition of Event of Default to provide that the appointment of a receiver or trustee for Citicorp or substantially all (rather than a substantial part) of its property is an Event of Default. The amendment does not apply to any series of subordinated notes issued prior to November 27, 1992. Therefore, holders of subordinated notes issued before November 27, 1992 could demand immediate payment of their notes upon the occurrence of various events of bankruptcy or insolvency that would not entitle the holders of Subordinated Notes offered by this prospectus to demand immediate payment of these Notes.

GOVERNING LAW

      The laws of the State of New York will govern and be used to construe each indenture, the Notes and any coupons.

THE TRUSTEES

      The principal corporate trust office of United States Trust Company of New York, the trustee under the senior indenture, is located at 114 West 47th Street, New York, New York 10036. United States Trust Company of New York also serves as a trustee under other Citicorp indentures under which unsecured debt securities are currently outstanding.

      The principal corporate trust office of The Chase Manhattan Bank, the trustee under the subordinated indenture, is located at 450 West 33rd Street, New York, New York 10001. The Chase Manhattan Bank also serves as a trustee under other indentures under which subordinated unsecured debt securities issued or guaranteed by Citicorp are currently outstanding.

      Citicorp or its affiliates maintain accounts and other banking relationships with the trustees and their respective affiliates.

                             FOREIGN CURRENCY RISKS

      Citicorp may offer Notes denominated in a foreign currency or currency unit. Persons who are not residents of the United States should consult their own legal advisors regarding matters that may affect their purchase or holding of those Notes or the receipt of payments of principal of and premium and interest on those Notes.

EXCHANGE RATES AND EXCHANGE CONTROLS

      An investment in Notes denominated in a foreign currency entails significant risks and is not an appropriate investment for an investor who is not experienced in foreign currency transactions. If you are considering investing in Notes denominated in a foreign currency, you should consult your own financial and legal advisors as to the risks involved in this type of investment.

      Investments in Notes denominated in a foreign currency involve risks that are not associated with similar investments in U.S. dollar denominated Notes. These risks include the possibility that the rate of exchange between the U.S. dollar and the relevant foreign currency may change significantly and the possibility that either the United States or foreign governments may impose or modify foreign exchange controls. Citicorp generally has no control over the economic and political events likely to affect foreign exchange rates or foreign exchange controls or other similar governmental actions.

      In recent years, the rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile, and they may be highly volatile in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate how fluctuations in the rate may occur during the term of any Notes denominated in a foreign currency. Changes in the exchange rate of the relevant foreign currency against the U.S. dollar would generally result in changes in the U.S. dollar-equivalent market value of the security.

                                  ERISA MATTERS

      By virtue of Citicorp's affiliation with certain of its subsidiaries and certain subsidiaries of Citigroup, including insurance company subsidiaries and Salomon Smith Barney Inc., that provide services to many employee benefit plans, including investment advisory and asset management services, Citicorp, Citigroup and any direct or indirect subsidiary of either of them may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered Notes are acquired by an employee benefit plan relating to which Citicorp, Citigroup or any direct or indirect subsidiary of either of them is a party in interest, unless such offered Notes are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered Notes should consult with its legal counsel.

                              PLAN OF DISTRIBUTION

      Citicorp may offer and sell the Notes in any of three ways:

o     directly to one or more purchasers;

o     through agents designated from time to time; or

o     through underwriters.

      Any underwriter or agent that offers the Notes may be an affiliate of Citicorp, and offers and sales of Notes may include secondary market transactions by affiliates of Citicorp. These affiliates may act as principal or agent in these sales. These sales will be made at prices based on market prices at the time of sale.

      Citicorp will set forth in the applicable prospectus supplement or pricing supplement:

o the terms of each offering, including the name or names of any underwriters or agents;

o     the managing underwriters of any underwriting syndicate;

o     the public offering or purchase price;

o     the net proceeds to Citicorp from the sale;

o any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents; and

o     the securities exchanges, if any, on which the Notes will be listed.

      Dealer trading may take place in the Notes, including Notes not listed on any securities exchange. Direct sales may be made by Citicorp on a national securities exchange or otherwise. If Citicorp, directly or through agents, solicits offers to purchase Notes, Citicorp reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Notes.

      Citicorp may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. If indicated in the applicable prospectus supplement, Citicorp will authorize underwriters or agents to solicit offers by institutional investors to purchase Notes from Citicorp under delayed delivery contracts that provide for payment and delivery at a future date.

      Any underwriter or agent participating in the distribution of the Notes may be deemed to be an underwriter of those Notes under the Securities Act of 1933. Any discounts or commissions received by them and any profit realized by them on the sale or resale of the Notes may be deemed to be underwriting discounts and commissions. Citicorp has agreed to indemnify each underwriter, agent and their controlling persons against and contribute toward its civil liabilities, including liabilities under the Securities Act of 1933, that arise from that agent's role in the sale of the Notes.

      The participation of an affiliate of Citicorp in the offer and sale of the Notes will comply with the requirements of National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate. No Citicorp affiliate that is a member of the NASD and that is participating in offers and sales of the Notes will execute a transaction in the Notes in a customer's discretionary account without the specific written approval of that customer.

      Citicorp is not making an offer of the Notes in any jurisdiction where the offer is not permitted.

      Underwriters and agents participating in the distribution of the Notes, and their controlling persons, may engage in transactions with and perform services for Citicorp or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

      Stephanie B. Mudick, as General Counsel - Corporate Law of Citigroup Inc., will pass upon the validity of the Notes for Citicorp. Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, will pass upon the validity of the Notes for the agents. Ms. Mudick owns or has the right to acquire a number of shares of common stock of Citigroup equal to less than 0.01% of the outstanding common stock of Citigroup.

                                     EXPERTS

      Citicorp has incorporated by reference the consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report on Form 10-K for 1998 in reliance upon the report of KPMG LLP, independent certified public accountants, set forth in that Annual Report on Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

                               WHERE YOU CAN FIND
                             ADDITIONAL INFORMATION

      As required by the Securities Act of 1933, we filed a registration statement relating to the Notes offered by this prospectus with the Securities and Exchange Commission. That registration statement includes additional information not included in this prospectus.

      Citicorp files annual, quarterly and current reports and other information with the SEC that you may read and copy at the SEC's Public Reference Room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. These filings are also available to the public on the SEC's Internet website (http://www.sec.gov).

      The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the registration statement and this prospectus. Information that we file later with the SEC will automatically update the information in the registration statement and this prospectus. In all cases, you should rely on the later information over different information included in the registration statement and this prospectus, any prospectus supplement or any pricing supplement. We incorporate by reference in this prospectus any annual, quarterly or other report or proxy materials filed by us with the SEC before the termination of the offering of the Notes described in this prospectus.

      Citicorp has filed the following documents with the SEC, each of which is incorporated by reference in this prospectus as of its filing date:

o     Annual Report on Form 10-K for the year ended December 31, 1998;

o     Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

o Current Reports on Form 8-K, dated January 27, 1999, April 19, 1999 and July 19, 1999.

      In many instances, we will provide specific information concerning the terms of an issuance of Notes in a pricing supplement rather than in the related prospectus supplement. You should rely only on the information contained in this prospectus, the prospectus supplement and the pricing supplement (and any information incorporated by reference, as described above), if one is used. We have not authorized anyone to provide you with any other information.

      You may rely on the information in this prospectus, any prospectus supplement and any pricing supplement (and any documents incorporated by reference) being correct only as of the date of that document.

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